Holland & Hart LLP

ATTORNEYS AT LAW
DENVER - ASPEN BOULDER - COLORADO SPRINGS DENVER TECH CENTER BILLINGS - BOISE - CASPER CHEYENNE - JACKSON HOLE SALT LAKE CITY - SANTA FE WASHINGTON, D.C.	SUITE 500 1050 WALNUT BOULDER, COLORADO 80302-5144	TELEPHONE (303) 473-2700 FACSIMILE (303) 473-2720

May 1, 2001

Exabyte Corporation

1685 38th Street
Boulder, CO 80301

Re: Resale Registration Statement on Form S-1 of Exabyte Corporation filed May 1, 2001

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exabyte Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of the resale of up to 1,500,000 shares of the Company's outstanding Series G Preferred Stock, $.001 par value per share (the "Preferred Shares"), and 2,208,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock" and, together with the Preferred Shares, the "Offered Securities"). The Offered Securities include (i) 150,000 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of a Warrant, dated January 29, 2001, issued by the Company to Broadview Holdings, LLC (the "Warrant"), (ii) 1,250,000 shares of Common Stock issuable upon conversion of the Preferred Shares (the "Conversion Shares") and (iii) up to 808,000 shares of Common Stock issuable as a dividend upon the Preferred Shares (the "Dividend Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

i. the Preferred Shares are validly issued, fully paid and nonassessable;

ii. the Warrant Shares have been duly and validly authorized for issuance upon exercise of the Warrant against payment therefore as provided in the Warrant and, when so issued, will be validly issued, fully paid and nonassessable;

iii. the Conversion Shares have been duly and validly authorized for issuance upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation of Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Series G Convertible Preferred Stock of Exabyte Corporation, as filed with the Secretary of State of Delaware (the "Certificate of Designation"), and, when so issued, will be validly issued, fully paid and nonassessable; and

iv. the Dividend Shares have been duly and validly authorized for issuance when, as and if declared by the Board of Directors of the Company as a dividend upon the Preferred Shares in accordance with the terms of the Certificate of Designation and, when so issued, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Holland & Hart LLP

Holland & Hart LLP

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